 Exhibit 10.6

Form of Restricted Stock Agreement

CSQUARE, INC. 2026 Omnibus Incentive Plan

Notice of RESTRICTED STOCK ISSUANCE

Participant:	[Name]

# of Restricted Shares:	[__], consisting of [[●] vested Shares of Restricted Stock (the “Vested Restricted Shares”) and] [●] unvested Shares of Restricted Stock (the “Unvested Restricted Shares” and together with the Vested Restricted Shares, the “Restricted Shares”). All Restricted Shares (whether vested or unvested) are subject to the Liquidity Restriction set forth in Section 2 of the Award Agreement attached hereto as Annex I (the “Award Agreement”).

Effective Date:	July 17, 2026

Vesting Schedule:	Except as otherwise set forth in the Award Agreement, subject to the Participant’s continued Service through the applicable vesting date, the Unvested Restricted Shares shall vest in accordance with the following schedule: [●]

[Signature Page Follows]

Participant has accepted the Restricted Shares and acknowledges and agrees that the Restricted Shares are issued under and, subject to (except as set forth herein), the Csquare, Inc. 2026 Omnibus Incentive Plan and the Award Agreement, each of which are hereby made a part of this document.

PARTICIPANT

[Name]

CSQUARE, INC.

By:
Name:
Title:

[Signature Page to Restricted Stock Agreement]

CSQUARE, INC.

2026 Omnibus Incentive Plan

RESTRICTED STOCK AWARD AGREEMENT

Pursuant to the Notice of Restricted Stock Issuance (the “Notice”) and this Restricted Stock Award Agreement (together with the Notice, this “Award Agreement”), Csquare, Inc. (together with any and all successor entities, the “Company”) has issued to the Participant the Restricted Shares (as defined in the Notice) under the Csquare, Inc. 2026 Omnibus Incentive Plan (the “Plan”) with respect to the number of Shares indicated in the Notice (the “Award”), in exchange for the consideration set forth in the Redemption Agreement. Capitalized terms not explicitly defined in this Award Agreement but defined in the Plan shall have the same definitions as in the Plan.

R E C I T A L S:

WHEREAS, with respect to interests the Participant held in Dawn Management pursuant to the Third Amended and Restated Agreement of Limited Partnership of the Partnership, dated as of April 30, 2024 (as amended or restated from time to time, the “Partnership Agreement”), the Participant previously entered into a Redemption and Exchange Agreement (the “Redemption Agreement”), dated as of [●], 2026 (the “Agreement Date”), which provided for the issuance of the Restricted Shares hereunder;

WHEREAS, the parties have entered into an [Amended and Restated] Employment Agreement dated as of June 16, 2026 (the “Employment Agreement”) for employment terms from and after the IPO Closing Date (as defined in the Employment Agreement);

NOW, THEREFORE, for and in consideration of the premises and the covenants of the parties contained in this Award Agreement, and for other good and valuable consideration, the receipt of which is hereby acknowledged, the parties hereto, for themselves, their successors and assigns, hereby agree as follows:

1.            Vesting and Other Conditions.

(a)            Rollover Award. For the avoidance of doubt, the Restricted Shares granted pursuant to this Award Agreement are being awarded in respect of the Participant’s Rollover Award (as defined in the Employment Agreement).

(b)            Vesting. Subject to the Participant’s continued Service through the applicable vesting date, the Unvested Restricted Shares shall vest in accordance with the Notice.

(c)            Liquidity Event Vesting. All outstanding Unvested Restricted Shares shall immediately vest on a Liquidity Event (as defined below), subject to the Participant’s continued Service through such event.

(d)            Treatment upon Termination of Service. If Participant’s Service terminates for any reason, Participant shall forfeit all right, title, and interest in and to any Unvested Restricted Shares as of the date of such termination, and such Unvested Restricted Shares shall be cancelled without further consideration or any act or action by Participant. [Notwithstanding the foregoing or anything in this Award Agreement or the Plan to the contrary, to the extent the Employment Agreement provides for different treatment of the Restricted Shares upon a termination of Participant’s Service, the Restricted Shares shall become vested to the extent provided in the Employment Agreement, subject to any terms and conditions for such vesting set forth in the Employment Agreement.]

2.            Liquidity Restriction.

(a)            Liquidity Restriction. The Restricted Shares may not be sold or otherwise transferred (the “Liquidity Restriction”) until the Liquidity Restriction Lapse (as defined below), unless otherwise approved by the Board. The Restricted Shares shall be issued by the Company and registered in the Participant’s name on the stock transfer books of the Company promptly after the date hereof in book-entry form, subject to the Company’s directions at all times prior to the date the Restricted Shares vest and the applicable Liquidity Restriction Lapse has occurred. The Participant shall at the request of the Company deliver to the Company one or more stock powers, duly endorsed in blank, relating to the Unvested Restricted Shares. The Company may cause a legend or legends to be put on any stock certificate (to the extent issued) or book-entry notation relating to the Restricted Shares to make appropriate reference to such restrictions as the Company may deem advisable under the Plan or as may be required by the rules, regulations, and other requirements of the Securities and Exchange Commission, any exchange that lists the Shares, and any applicable federal or state laws. To the extent the Restricted Shares are or become vested, the Company will take action to enable a prompt transfer of such shares to the Participant’s brokerage account; provided that such shares will remain subject to the applicable Liquidity Restriction (which will be reflected on a legend on the shares or such other method of enforcing the Liquidity Restriction as is acceptable to the Committee) until the Liquidity Restriction Lapse.

(b)            For the purpose of this Award Agreement:

(i)            “Brookfield” means, collectively, Brookfield Corporation and its Affiliates and the investment funds managed, sponsored or advised by Brookfield Corporation and its Affiliates.

(ii)            “Good Leaver Termination” means the cessation of the Participant’s Service with the Company due to: (i) the Participant’s death or Disability (as defined in the Employment Agreement); (ii) the Participant’s termination of Service by the Company without Cause (as defined in the Employment Agreement); or (iii) the Participant’s resignation at the end of the applicable notice period under the Employment Agreement, so long as there are no events which would constitute Cause (as defined in the Employment Agreement) upon such resignation.

(iii)            “Liquidity Event” shall mean the occurrence of a Liquidity Event Date (as defined in the Partnership Agreement as in effect on the Agreement Date); provided that for the avoidance of doubt, a Liquidity Event includes the date on which Brookfield sells down their direct or indirect equity investment in the Company to less than 51% of the then-outstanding equity interests in the Company. For clarity,  any internal reorganization, recapitalization, holding-company formation, restructuring or other transaction (but excluding transactions involving a continuation vehicle, which will constitute a Liquidity Event) undertaken that results in a fund under common control with Brookfield becoming the beneficial owner of the Company shall not constitute a Liquidity Event so long as such transaction does not result in Brookfield holding less than 51% of its direct or indirect equity investment in the Company.

(iv)            “Liquidity Restriction Lapse” will occur on the earliest of (i) a Liquidity Event, (ii) the third anniversary of the closing of the IPO [(except that for any Restricted Shares that are Vested Restricted Shares on the Effective Date, the “third anniversary” shall be replaced with the “18-month anniversary”)] or (iii) a Good Leaver Termination.

3.            Rights as a Stockholder; Dividends. The Participant shall be the record owner of the Restricted Shares unless and until such shares are forfeited pursuant to this Award Agreement or sold or otherwise disposed of, and as record owner shall be entitled to all rights of a common stockholder of the Company, including, without limitation, voting rights; provided, however, that any dividends or distributions paid on Unvested Restricted Shares shall be subject to the same vesting conditions as the underlying Unvested Restricted Shares and shall be held by the Company and paid to the Participant only upon vesting of the applicable Restricted Shares (or forfeited if the applicable Unvested Restricted Shares are forfeited).

4.            Taxation; Section 83(b) Election. The Participant shall be solely responsible for any applicable taxes that the Participant incurs in connection herewith. With respect to the Unvested Restricted Shares, the Participant shall file an election under Section 83(b) of the Code within 30 days following the Effective Date and shall promptly provide written evidence of such election to the Company. The Participant acknowledges and agrees that the Company shall bear no responsibility or liability for any adverse tax consequences to the Participant relating to the making of (or any failure to make) an election pursuant to Section 83(b) of the Code with respect to the Restricted Shares.

5.            Miscellaneous.

(a)            Compliance with Legal Requirements. The issuance of the Restricted Shares, and any other obligations of the Company under this Award Agreement, shall be subject to all applicable U.S. federal, state and local laws, rules and regulations and all applicable non-U.S. laws, rules and regulations. The Participant agrees to take all steps that the Committee or the Company determines are reasonably necessary to comply with all applicable provisions of U.S. federal and state securities law in exercising the Participant’s rights under this Award Agreement.

(b)            Transferability. The Participant shall not sell, transfer, assign, pledge or otherwise dispose of any Restricted Shares until the Liquidity Restriction Lapse; provided that the Participant may transfer Restricted Shares in accordance with Section 15(b)(ii) of the Plan. Any purported transfer in violation of this Section shall be null and void. If so requested by the Company or the underwriters in connection with the initial public offering of the Company’s securities registered under the Securities Act, you will not sell or otherwise dispose of the Restricted Shares without the prior written consent of the Company or such underwriters, as the case may be, for 180 days from the effective date of the registration statement, plus such additional period, to the extent required by FINRA rules, up to a maximum of 216 days from the effective date of the registration statement, and you will execute any such agreement reflecting the foregoing as may be requested by the Company or the underwriters at the time of such offering.

(c)            Participant’s Service. Nothing in this Award shall confer upon the Participant any right to continue the Participant’s Service or interfere in any way with the right of the Company or any of its Affiliates or stockholders, as the case may be, to terminate the Participant’s Service. The issuance of the Restricted Shares does not create any contractual or other right to receive any other Award under the Plan in the future.

(d)            Amendment; Waiver. No amendment or modification of this Award Agreement in a manner that would adversely affect the Participant shall be effective unless signed in writing by or on behalf of the Company and the Participant. No waiver of any breach or condition of this Award Agreement shall be deemed to be a waiver of any other or subsequent breach or condition whether of like or different nature.

(e)            Notices. All notices, requests and other communications under this Award Agreement shall be in writing and shall be delivered in person (by courier or otherwise), mailed by certified or registered mail, return receipt requested to the contact details below. The parties may use e-mail delivery, so long as the message is clearly marked, sent to the e-mail address(es) set forth below.

if to the Company, to:

Csquare, Inc.

3100 Olympus Blvd., Suite 510

Coppell, TX 75019

(855) 699-8372

Attention: Chief Legal and Administrative Officer

Catherine Smith

if to the Participant, to the address, facsimile number or e-mail address that the Participant most recently provided to the Company, or to such other address, facsimile number or e-mail address as such party may hereafter specify for the purpose by notice to the other parties hereto; with a copy to (which shall not constitute notice) to:

Jeremy L. Goldstein, Esq.

Sterlington PLLC

Jeremy.Goldstein@sterlingtonlaw.com; notices@sterlingtonlaw.com

(f)            Severability. The invalidity or unenforceability of any provision of this Award Agreement shall not affect the validity or enforceability of any other provision of this Award Agreement, and each other provision of this Award Agreement shall be severable and enforceable to the extent permitted by law.

(g)            Successors. The terms of this Award Agreement shall be binding upon and inure to the benefit of the Company and its successors and assigns, and of the Participant and the beneficiaries, executors, administrators, heirs and successors of the Participant.

(h)            Entire Agreement. The Participant has had an opportunity to consult counsel regarding the terms hereof, and has accepted the Restricted Shares and agrees to be bound by the contractual terms set forth herein. This Award Agreement, including the Plan and the Redemption Agreement, constitute the entire agreement between the Participant and the Company on the subject matter hereof and supersedes all proposals, written or oral, and all other communications between the parties relating to such subject matter. In the event of any conflict between the terms of the Plan, this Award Agreement or the Employment Agreement, the terms of this Award Agreement and the Employment Agreement shall control.

(i)            Governing Law. Except as otherwise set forth in the Employment Agreement, this Award Agreement shall be construed and interpreted in accordance with the laws of the State of Delaware, without regard to principles of conflicts of laws thereof, or principles of conflicts of laws of any other jurisdiction that could cause the application of the laws of any jurisdiction other than the State of Delaware.

(j)            Dispute Resolution; Consent to Jurisdiction. Except as otherwise set forth in the Employment Agreement, the Participant and the Company agree that any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with this Award Agreement (whether brought by any party or any of its Affiliates or against any party or any of its Affiliates) shall be brought in the United States federal and state courts in Wilmington, Delaware, and each of the parties hereby irrevocably consents to the jurisdiction of such courts (and of the appropriate appellate courts therefrom) in any such suit, action or proceeding and irrevocably waives, to the fullest extent permitted by law, any objection that it may now or hereafter have to the laying of the venue of any such suit, action or proceeding in any such court or that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum.  Process in any such suit, action or proceeding may be served on any party anywhere in the world, whether within or without the jurisdiction of any such court.

(k)            Electronic Delivery. The Participant consents to the electronic delivery of any information required to be delivered by U.S. Securities and Exchange Commission rules (which consent may be revoked in writing by the Participant at any time upon three business days’ notice to the Company, in which case subsequent prospectuses, annual reports and other information shall be delivered in hard copy to the Participant). The Company may, in its sole discretion, decide to deliver any documents related to this Award by electronic means. The Participant hereby consents to receive such documents by electronic delivery or through an on-line or electronic system established and maintained by the Company or a third party designated by the Company.

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